EXHIBIT 3.5

                            CERTIFICATE OF AMENDMENT
                                  OF THE BYLAWS
                               TELEGEN CORPORATION

                         Effective as of August 6, 1997

         The undersigned, Bonnie Crystal, hereby certifies that:

         1. She is the duly elected Secretary of Telegen Corporation, a California corporation (the "Company").

         2. On April 16, 1997, the Company's Board of Directors approved the amendment to Section 3.2 of the Company's Bylaws described herein.

         3. On August 6, 1997 a majority of the outstanding shares of the Company entitled to vote approved the amendment to Section 3.2 of the Company's Bylaws described herein.

         4. Effective as of the date above, Section 3.2 of the Company's Bylaws is amended in its entirety to read as follows:

         "3.2     Number of Directors

                           The number of  directors  shall be not less than five
                  (5) nor more than nine (9). The exact number of directors shall be seven (7) until changed, within the limits specified above, by a bylaw amending this Section 3.2, duly adopted by the board of directors or by the shareholders. The indefinite number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by a duly adopted amendment to the articles of incorporation or by an amendment to this bylaw duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that an amendment reducing the fixed number or the minimum number of directors to a number less than five (5) cannot be adopted if the votes cast against its adoption at a meeting, or the shares not consenting in the case of an action by written consent, are equal to more than sixteen and two-thirds percent (16-2/3%) of the outstanding shares entitled to vote thereon. No amendment may change the stated maximum number of authorized directors to a number greater than two (2) times the stated minimum number of directors minus one (1).

                           No  reduction of the  authorized  number of directors
                  shall have the effect of removing any director before that director's term of office expires."


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         IN  WITNESS  HEREOF,  the  undersigned  has set her  hand  hereto  this
_______day of September, 1997.




                                                  /s/ BONNIE CRYSTAL
                                                  --------------------------
                                                  Bonnie Crystal,
                                                  Secretary